Exhibit 99.1

             Quovadx Announces Date for Annual Stockholders Meeting

    ENGLEWOOD, Colo.--(BUSINESS WIRE)--Sept. 21, 2004--Quovadx, Inc. (Nasdaq:QVDX), a global software and vertical solutions company, today announced that its annual meeting of stockholders will be held at 9:00 a.m. eastern standard time on Friday, December 10, 2004. The meeting will be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021.
    The election of two directors, the ratification of Ernst & Young, LLP as auditors and the approval of amendments to the company's equity incentive plan will be voted on at the meeting. Only stockholders of record at the close of business on October 14, 2004 are entitled to vote at the meeting. Pertinent information and proxy material will be mailed to stockholders of record prior to the meeting.

    About Quovadx, Inc.

    Quovadx, Inc. (Nasdaq:QVDX), a global software and services firm based in Englewood, Colorado, has helped more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, the Integration Solutions division, which offers vertically specific solutions to improve processes and leverage existing technology systems and the CareScience division, which provides care management services and analytical solutions to hospitals and health systems and is a pioneer in community-wide clinical data exchange. Quovadx serves companies in healthcare, financial services, telecommunications and the public sector. Quovadx operates internationally with more than 450 employees. For more information, please visit http://www.quovadx.com.


    CONTACT: Quovadx, Inc.
             Investor Contact:
             Larry Thede, 720-554-1346
             larry.thede@quovadx.com
             or
             Media Contact:
             Andrea Lashnits, 720-554-1246
             andrea.lashnits@quovadx.com